                                                                   EXHIBIT 10.30



September 8, 1999



Jeff Arnold
Cambridge Heart, Inc.
One Oak Park Drive
Bedford, MA  01730

Dear Jeff:

The Compensation Committee of the Cambridge Heart Board of Directors met to review and propose changes to your compensation. We have agreed on the following:

1.  Contract:  Renew for three years
    --------

2.  Base Salary:  Increase to $215,000
    ------------

3.  Bonus Potential: Increase to 50% of base salary, based on achievement of
    ---------------
    milestones approved by the Board.

4.  Immediate Stock Option Grant: 100,000 shares vesting over four years,
    ----------------------------
    consistent with the company's stock option plan.

5.  Annual Stock Option Grant: Maximum of 65,000 shares, decided by the Board at
    -------------------------
    year-end based on achievement of milestones:

    .  Raising an additional $5MM

    .  Release of Treadmill TWA and SAECG prior to end of October

    . Signing an OEM deal with Marquette, Quinton or Spacelabs prior to the end of 1999

    . Start of a prophylactic ICD pilot with funding from Medtronic, Guidant or St. Jude or commitment of funding for the full study prior to the end of 1999

    . 30 Domestic sites buying at least 300 electrode sets per month in Q4

    . Assessment for RBRVS units complete; on agenda for ACC or NASPE reimbursement committee; 50 submissions for reimbursement